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                                                                   EXHIBIT h(14)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                               September 12, 2001

Boston Financial Data Services, Inc.
1250 Hancock Street
Suite 300N
Quincy, Massachusetts 02169

Dear Sirs:

                  In accordance with Article 10 of the Transfer Agency and Service Agreement, dated February 5, 2001 (the "Agreement"), between Credit Suisse Trust (the "Trust") and Boston Financial Data Services, Inc. ("BFDS"), the Trust hereby notifies BFDS of the Trust's desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Blue Chip Portfolio, the High Yield Portfolio, the Small Company Value Portfolio and the Small Company Portfolio, four of shares of the Trust.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,

                                       CREDIT SUISSE TRUST

                                       By: /s/Hal Liebes
                                           -------------
                                           Name: Hal Liebes
                                           Title: Vice President and Secretary

Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By: _________________________
    Name:
    Title: